Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2010, relating to the combined financial statements and financial statement schedules of Excel Trust, Inc. Predecessor and consolidated balance sheet of Excel Trust, Inc., our reports dated March 4, 2010 relating to the statement of revenues and certain expenses for the Grant Creek Town Center property, the 5000 South Hulen property, the Plaza at Rockwall property, the Main Street Plaza property, the St. Mariner’s Point property, and the Merchants Central Shopping Center property (which reports on the statements of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements) appearing in the Prospectus filed with the Securities and Exchange Commission on April 23, 2010 relating to the Registration Statement on Form S-11, as amended (Registration Statement 333-164031).

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

April 21, 2010